Exhibit 10.7

Channel Partner Agreement

This Channel Partner Agreement (this “Agreement”), effective as of July ____, 2008 (the “Effective Date”), is made by and between EnerNOC, Inc., a Delaware corporation having offices at 75 Federal St., Suite 300, Boston, MA 02110 ("EnerNOC"), and Energy Edge Technologies Corporation having offices at 33 Chestnut Trail Flemington NJ (“Partner” and together with EnerNOC, the “Parties”).

Witnesseth:

WHEREAS, EnerNOC is a provider of demand response solutions, including the engineering, design, marketing, sales, installation, management, and service associated therewith (the “DR Solutions”);

WHEREAS, Partner is a provider of energy consulting services;

WHEREAS, EnerNOC and Partner are established in their respective territories and markets; and

WHEREAS, EnerNOC wishes to sell the DR Solutions through channel partners, and Partner wishes to act as a channel partner for the DR Solutions, in certain territories and markets.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties hereby agree as follows.

1.
EnerNOC appoints Partner as a representative of DR Solutions within the areas in which EnerNOC operates (the “Territory”).  Partner agrees to use commercially reasonable efforts to introduce the DR Solutions to its current or prospective customers (collectively, “Customers”), endorse EnerNOC as a leading provider in its industry, and generally support the sale of the DR Solutions to its Customers (“enabling” a sale). Activities that constitute enabling a sale include providing an introduction and/or recommendation, attending Customer meetings, serving as a reference, or being cited as a business partner by EnerNOC. A sale shall be considered enabled when an enabling activity occurs and EnerNOC remains in regular contact with the Customer from the time of the enabling activity until entering into a DR Solutions agreement with the Customer. If communications between the Customer and EnerNOC cease for more than six (6) months and then begin again without another enabling activity, the sale shall not be considered enabled. The responsibilities of the Parties are described in further detail in Schedule A attached hereto.

2.
As consideration for the services rendered by Partner hereunder, EnerNOC will pay to Partner the amount specified on Schedule B attached hereto or such other amount as may be determined by the Parties by separate agreement from time to time (the “Payments”).

3.
EnerNOC shall make all Payments due to Partner hereunder on a quarterly basis.  As described in Schedule B attached hereto, such Payments will be based on the gross margin recognized by EnerNOC during the quarter in connection with sales to Customers that were enabled by Partner pursuant to the terms hereof.  Payments will be due 30 days after the close of the quarter and will be presented with sufficient information to identify such Payments on a Customer by Customer basis.

4.
EnerNOC shall be obligated to make Payments to Partner with respect to an enabled Customer as long as that Customer remains a customer of EnerNOC or its affiliates, subsidiaries, or assignees.  In the event that this Agreement is terminated for any reason, Partner shall be entitled to receive Payments for any sale made pursuant to the terms of this Agreement that was enabled by Partner prior to such termination, even if such sale is finalized after such termination.

5.	This Agreement will be effective as of the Effective Date and may be terminated at any time by either Party; provided that all Payment obligations shall survive such termination.

EnerNOC, Inc. | 75 Federal Street, Suite 300 | Boston, MA 02110 | (617) 224-9900 | www.enernoc.com

6.
Each Party is an independent entity and, as such, no agency is created hereby.  Neither Party will have, at any time, any right, title, or agency to bind the other Party to any agreement, promise, or condition.

7.
Neither Party is permitted to use any trademark, service mark or other intellectual property of the other Party without the other Party’s written consent, except that each may distribute the other’s promotional materials that bear the respective names and logos.

8.
Each Party will maintain commercially reasonable liability insurance for its respective business activities. Each Party will defend, indemnify and hold the other Party harmless from any and all claims, demands, suits or liability arising out of the indemnifying Party’s negligent acts or omissions or the negligent acts or omissions of its employees, appointees, legal representatives and agents, whether based upon breach of contract, negligence, strict liability or otherwise; provided, however, that the Party seeking such indemnification shall give the indemnifying Party (i) prompt written notice of any such claim or threatened claim, (ii) sole control of the defense, negotiations and settlement of such claim and (iii) full cooperation in any defense or settlement of the claim (at the expense of the indemnifying Party).  The foregoing indemnification obligation shall not apply to the extent that such claim is the fault of or is caused by the negligence or willful misconduct of the Party seeking indemnification under this Section 8.

9.
EnerNOC’s total liability hereunder is limited to direct actual damages as the sole and exclusive remedy, and total damages shall not exceed the lesser of (i) the total amount paid to Partner under this Agreement during the six-month period immediately preceding the event giving rise to the claim(s) or (ii) $100,000.  All other remedies or damages (at law, in equity, tort, contract, or otherwise) are expressly waived, including any indirect, punitive, special, consequential, or incidental damages, lost profit, or other business interruption damages.

10.
If, pursuant to this Agreement, one Party discloses to the other Party data or information, or information or data is developed in connection with this Agreement, the receiving Party will retain such data or information as confidential and in strict confidence and not use it or disclose it except as expressly agreed in writing by the other or except if and to the extent that it becomes generally known through no fault of the receiving Party.  Notwithstanding the foregoing, Partner hereby agrees and acknowledges that EnerNOC may be required to disclose this Agreement and the terms and conditions hereof by law or the stock market exchange on which EnerNOC’s securities are traded.

11.	The construction, performance and completion of this Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to conflicts of laws provisions.

12.	Neither Party may assign this Agreement or any rights hereunder without the prior written consent of the non-assigning Party, which consent will not be unreasonably withheld, conditioned or delayed.

13.	This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement.

14.
This Agreement supersedes any existing agreements or arrangements by and between the Parties relating to the subject matter hereof, whether written or oral, and all such prior agreements or arrangements are hereby deemed terminated.

15.
Any notice required or permitted herein may be hand delivered, sent via nationally recognized overnight delivery service, or mailed, properly addressed to the Party to be notified at the address set forth above.

EnerNOC, Inc. | 75 Federal Street, Suite 300 | Boston, MA 02110 | (617) 224-9900 | www.enernoc.com

IN WITNESS WHEREOF, the parties have signed this Agreement by their authorized representatives.

EnerNOC, Inc.	Partner

By: _______________________________	By: _______________________________

Name: _____________________________	Name: _____________________________

Title: ______________________________	Title: ______________________________

Date: ______________________________	Date: ______________________________

EnerNOC, Inc. | 75 Federal Street, Suite 300 | Boston, MA 02110 | (617) 224-9900 | www.enernoc.com

Schedule “A”
Channel Partner Responsibilities

In addition to other responsibilities and duties set forth in this Agreement, the Parties hereby agree to undertake the following:

A.
Provided such disclosures are not prevented by contractual commitments, Partner will provide EnerNOC with any and all necessary customer information required to properly offer products and services to a customer, including, but not limited to, 12 months of electricity consumption information from incumbent utility company(s), electricity requirements, and such other information to necessitate an assessment by an EnerNOC sales or business development manager.

B.	EnerNOC will make available authorized and up-to-date marketing and business materials (“Marketing and Business Materials”) for the promotion and sale of its products and services.

C.	EnerNOC will provide, at its sole discretion and at no cost, professionals to meet with potential customers.

D.	EnerNOC will make available, at its sole discretion and at no cost, telephone support assistance during normal and regular business hours to answer questions relating to its products and services.

E.	EnerNOC will notify Partner by written notice, email, or by facsimile of any enabled contract within twenty (20) business days of execution.

EnerNOC, Inc. | 75 Federal Street, Suite 300 | Boston, MA 02110 | (617) 224-9900 | www.enernoc.com

Schedule B

Payment Structure

EnerNOC will make Payments to Partner according to the schedules detailed below. The structure is based on a step-rate incentive that allows a Partner to achieve larger commission percentages with pre-defined increases in revenue contribution. The basis for payment of the compensation is the margin (“GM,” per the table below) established by EnerNOC with the customer, which is calculated as market revenue minus payments to customer on a $/kW-month basis. For example, if the market pays $5.00/kW-month for capacity and EnerNOC pays the customer $3.00/kW-month on 1,500 kW of registered capacity then the margin on a monthly basis is $3,000 per month (a 40% GM), in which case Partner would accrue compensation at a rate of 6.00% x $3,000 = $180 per month. Payments would be made quarterly, according to payment terms of this Agreement.

Paid Quarterly Based on the Deal Margin

25% to 35% GM	36% to 45% GM	46% to 55% GM	56% GM +
3.00%	6.00%	8.00%	10.00%

Partner will also receive an annual achievement bonus (“Annual Achievement Bonus”), so long as Partner delivers 10 MW of New Contracts each year during the term of this Agreement (such “term” being defined as the 12 months following date of signature of this Agreement and any contiguous 12 month period thereafter). “New Contracts” are defined as those EnerNOC Sales and Service Contracts enabled with new customers, not including customers who have resigned an expired or otherwise terminated contract. The Annual Achievement Bonus will be calculated as follows:

Annual Achievement Bonus = total load from each New Contract (in kW) multiplied by the average capacity price (in $/kW-month) over the term of such New Contract (as estimated at the time of signing such New Contract) multiplied by the average annual GM over the lifetime of such New Contract.

For example, should Partner deliver 24,000 kW of New Contracts during one term with an average capacity price of $5.74/kW-month at an average GM of 50%, Partner would earn an Annual Achievement Bonus of 24,000 multiplied by $5.74 multiplied by 50%, or $68,880. In no event shall such Annual Achievement Bonus exceed $80,000.

EnerNOC, Inc. | 75 Federal Street, Suite 300 | Boston, MA 02110 | (617) 224-9900 | www.enernoc.com